Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 28, 2007 relating to the financial statements of Mueller Water Products, Inc., which appears in Mueller Water Products, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2008.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
February 10, 2009